Exhibit 5.1

[Letterhead of Richards, Layton & Finger, P.A.]

April 12, 2024

Compass Diversified Holdings

301 Riverside Avenue

Second Floor

Westport, CT 06880

Re:	Compass Diversified Holdings

Ladies and Gentlemen:

We have acted as special Delaware counsel to Compass Diversified Holdings, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)

The Certificate of Trust of the Trust as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on November 18, 2005, as amended by the Certificate of Amendment to Certificate of Trust as filed with the Secretary of State on September 13, 2007 with an effective date of September 14, 2007 (collectively, the “Certificate of Trust”);

(b)

The Trust Agreement of the Trust, dated as of November 18, 2005 among Compass Diversified Holdings LLC (now named “Compass Group Diversified Holdings LLC) (the “Company”) and the trustees named therein, as amended and restated by the Amended and Restated Trust Agreement for the Trust, dated as of April 25, 2006, as amended by the First Amendment thereto, dated as of May 25, 2007, as further amended by the Second Amendment thereto, dated as of September 14, 2007 as further amended by the Third Amendment thereto, dated as of December 21, 2007 and effective as of January 1, 2007, as further amended by the Fourth Amendment thereto, dated as of November 1, 2010, as amended and restated by the Second Amended and Restated Trust Agreement of the Trust, dated as of December 6, 2016, as further amended and restated by the Third Amended and Restated Trust Agreement of the Trust, dated as of August 3, 2021, as supplemented and amended by the Amended and Restated Share Designation of Series A Preferred Shares, dated August 3,

Compass Diversified Holdings

April 12, 2024

2021, as amended by the First Amendment to Amended and Restated Share Designation of Series A Preferred Shares, dated March 20, 2024, as further supplemented and amended by the Amended and Restated Share Designation of Series B Preferred Shares, dated August 3, 2021, as amended by the First Amendment to Amended and Restated Share Designation of Series B Preferred Shares, dated March 20, 2024, and as further supplemented and amended by the Amended and Restated Share Designation of Series C Preferred Shares, dated August 3, 2021, as amended by the First Amendment to Amended and Restated Share Designation of Series C Preferred Shares, dated March 20, 2024 (as so amended, restated and supplemented, the “Trust Agreement”) (including the form of Share certificate attached thereto as Exhibit A);

(c)

The Registration Statement on Form S-3, filed by the Trust and the Company with the Securities and Exchange Commission (the “SEC”) on September 7, 2021 (the “Registration Statement”), including a related prospectus, as supplemented by the prospectus supplement filed with the SEC on April 12, 2024 (jointly, the “Prospectus”), relating to the registration of, inter alia, Common Shares of the Trust representing beneficial interests in the assets of the Trust which, at the time of sale pursuant to the Registration Statement, have been previously issued by the Trust and owned by I. Joseph Massoud, a selling shareholder of the Trust identified in the Prospectus (each, a “Selling Shareholder Share”, and collectively the “Selling Shareholder Shares”);

(d)	A certificate of the secretary of the Company in its capacity as Sponsor, including certain resolutions of the board of directors of the Company attached thereto (the “Resolutions”); and

(e)	A Certificate of Good Standing for the Trust, dated April 5, 2024, obtained from the Secretary of State.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

Compass Diversified Holdings

April 12, 2024

For purposes of this opinion, we have assumed (i) that as of the date on which any Selling Shareholder Shares were issued by the Trust, the Certificate of Trust and the trust agreement of the Trust in effect at the time of such issuance were in full force and effect and had not been amended, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Company) examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents (other than the Trust or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Company) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents (other than the Trust or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Company) examined by us, (vi) the receipt by each Person to whom a Selling Shareholder Share was issued by the Trust of either (A) a Share Certificate for such Selling Shareholder Share or (B) confirmation of the Trust’s registration in the Share Register of such Person as the registered owner of such Selling Shareholder Share, and the payment for such Selling Shareholder Share, in accordance with the trust agreement of the Trust in effect at such time of issuance and any applicable sale agreement, (vii) that the Selling Shareholder Shares that have been issued by the Trust were issued and sold to the holders thereof in accordance with the trust agreement of the Trust in effect at such time of issuance and any applicable sale agreement, (viii) that at the time of the issuance of the Selling Shareholder Shares under the Trust Agreement and any applicable sale agreement, the aggregate number of Common Shares issued by the Trust did not exceed 500,000,000, and (ix) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to such amendment or restatement. We have not participated in the preparation of the Registration Statement, except for this opinion, or the Prospectus and assume no responsibility for their contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware that are currently in effect (excluding the blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.

2. The Selling Shareholder Shares have been validly issued and are fully paid and nonassessable beneficial interests in the assets of the Trust.

3. The Shareholders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

Compass Diversified Holdings

April 12, 2024

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the use of our name under the headings “Legal Matters” and “Validity of Securities” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Richard, Layton & Finger, P.A.

MVP/ZDK